                       SPORTS RESORTS INTERNATIONAL, INC.

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                  FOR A PURCHASE PRICE OF $1.00 NET PER SHARE

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN TIME, ON OCTOBER 21, 2005, UNLESS THE OFFER IS EXTENDED

     Sports Resorts International, Inc., a Michigan corporation (the "Company", hereby offers to purchase any and all of the outstanding shares of common stock of the Company, par value $.01 per share (the "Shares"), at $1.00 per share (the "Purchase Price"), net to the seller in cash, without any interest thereon upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Following completion of the Offer, and due to a very small shareholder base, the infrequent trading activity of the Shares and certain other factors described in this Offer to Purchase, the Company intends to delist the Shares from the Nasdaq Small Cap Market ("Nasdaq"), to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, thus, to cause the Company to become a private company. The purpose of the Offer is provide shareholders with liquidity for the Shares prior to delisting and deregistration. The Purchase Price was determined by Donald J. Williamson. The Board of Directors of the Company has not determined whether the Purchase Price is fair to the unaffiliated shareholders of the Company.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes in connection with the tender of their Shares pursuant to the Offer. The Company will pay all fees and expenses incurred in connection with the Offer, including the fees and expenses of Registrar & Transfer Company which is acting as the depositary (the "Depositary").

     Although the Offer is being made to all holders of the Shares, the Continuing Shareholders (as defined below) have advised the Company that they do not intend to tender any of the Shares that they beneficially own in the Offer. Donald J. Williamson and his wife and children (the "Continuing Shareholders") own approximately 98% of the aggregate number of Shares currently issued and outstanding. Mr. Williamson is an officer and director of the Company.

     THE BOARD OF DIRECTORS, ACTING WITHOUT MR. WILLIAMSON HAS AGREED TO SUBMIT THE OFFER TO THE UNAFFILIATED SHAREHOLDERS. HOWEVER, NONE OF THE COMPANY, THE BOARD OF DIRECTORS OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE ITS, HIS OR HER OWN DECISION WHETHER TO TENDER SHARES.

     The Shares are traded on the Nasdaq Small Cap Market under the ticker symbol "SPRI". On September 15, 2005, the closing bid and ask prices were $.50 and $.57, respectively.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OF THIS TRANSACTION OR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The Date of this Offer to Purchase is September 21, 2005.

SUMMARY TERM SHEET

     The Company is offering to purchase any and all of its outstanding shares of common stock, for a price, net to the seller in cash, of $1.00 per share. Through a question and answer format, this Summary Term Sheet will explain to you the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your shares to the Company. This Summary Term Sheet serves only as an introduction, and you are urged to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to educate yourself regarding the Offer. Unless otherwise noted, cross-referenced text in this Summary Term Sheet refers to Sections within this Offer to Purchase where additional information can be found.

FREQUENTLY ASKED QUESTIONS

Q: WHO IS OFFERING TO BUY MY SHARES OF COMMON STOCK?

A: The Company is offering to buy back any and all outstanding shares of its common stock in a self-tender offer. See "Introduction" and "the Tender Offer-Terms of the Offer, Expiration Date.

Q: WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

A: The Company is making the offer to purchase any and all of the outstanding shares of its common stock. Although the offer is being made to all holders of the common stock of the Company, Donald J. Williamson, his spouse and children (the "Continuing Shareholders"), who hold approximately 98% of the aggregate number of Shares currently issued and outstanding have advised the Company that they do not intend to tender any of their shares of common stock pursuant to the offer. See "Special Factors-Background and Purpose of the Offer, Certain Effects of the Offer, Plans of the Company After the Offer" and "Special Factors-Interests of Certain Persons in the Offer".

Q: HOW MUCH IS THE COMPANY OFFERING TO PAY, AND WHAT IS THE FORM OF
   PAYMENT?

A: The Company is offering to pay $1.00 per share of common stock, in cash, without interest. See "Introduction" and "The Tender Offer-Terms of the Offer; Expiration Date."

Q: WHAT IS THE PURPOSE OF THE OFFER?

A: The purpose of the offer is to provide shareholders with liquidity for their shares. Following completion of the offer, the Company will be taken private by delisting the Company's common stock from the NASDAQ-Small Cap Market ("NASDAQ") and by terminating the registration of the Company's shares of common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Introduction" and "Special Factors-Background and Purpose of the Offer; Certain Effectors of the Offer; Plans of the Company After the Offer."

Q: DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES OF
   COMMON STOCK?

A: Yes. The Company intends to use existing cash to repurchase the shares. See
   "The Tender Offer-Financing of the Offer."

Q: SHOULD I CONSIDER THE COMPANY'S FINANCIAL CONDITION WHEN DECIDING TO
   TENDER MY SHARES?

A: You may want to consider the Company's financial condition when deciding whether to tender your shares of common stock in the offer because tendering your shares in the offer would end your ownership interest in the Company, which includes ending the chance to receive any possible future dividends or other payments and any possible benefit from increases in the value of the common stock. For certain summary financial information regarding the Company, see "The Tender Offer-Certain Information Concerning the Company."

Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES OF COMMON
   STOCK IN THE OFFER?

A: You have until 5:00 P.M., Eastern Time on October 21, 2005 to tender your shares of common stock in the offer. The Company will purchase all properly tendered and not properly withdrawn shares promptly following the expiration date if the conditions to the offer are then met. After making these purchases, the Company may continue for a limited period of time to purchase shares of common stock submitted to it. Also, if the conditions to the offer are not met on the expiration date, the Company may extend the offer or waive unfulfilled conditions in its sole discretion. See "The Tender Offer-Terms of the Offer; Expiration Date."

Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: If the offer is extended past October 21, 2005, the Company will make a public announcement of the new expiration date. The Company will announce any extension no later than 9:00 A.M. Eastern Time, on the next business day after the last previously scheduled or announced expiration date. See "The Tender Offer-Terms of the Offer; Expiration Date."

Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A: The Company is not obligated to purchase any shares of common stock that are validly and properly tendered unless certain conditions are met. Most significantly, the Company can terminate the offer, in its sole discretion, if, among other things:

   - a lawsuit or similar action is threatened or instituted against the Company challenging the offer, or in the Company's sole discretion, resulting or having the potential to result in a material adverse effect on the Company or the offer;

   - the Company believes that acceptance for payment of the tendered shares of common stock would be illegal;

   - the Company believes that there are events that, in the sole discretion of the Company, may have a material adverse effect on the Company;

   - the members of the Board of Directors of the Company conclude that the exercise of their fiduciary duties requires the Company to terminate the Offer.

   The Company reserves the right to waive any of the above conditions. See "The Tender Offer-Certain Conditions of the Offer."

Q: CAN THE COMPANY AMEND THE TERMS OF THE TENDER OFFER?

A: Yes, the Company reserves the right, in its sole discretion, to amend the Offer in any respect. See "The Tender Offer-Terms of the Offer; Expiration Date."

Q: HOW DO I FIND OUT IF THE COMPANY AMENDS THE TERMS OF THE TENDER OFFER?

A: The Company will announce any amendment to the Offer by making a public announcement of the amendment. In the event of a termination or postponement of the Offer, the Company will also give written or oral notice to Registrar and Transfer Company, the "Depositary". See "The Tender Offer-Terms of the Offer; Expiration Date."

Q: HOW DO I TENDER MY SHARES?

A: If you hold your Shares "of record," you can tender your shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal and the share certificates to Registrar and Transfer Company at the address listed on the enclosed Letter of Transmittal. If your broker holds your shares in "street name" for you, you must direct your broker to tender your shares. Please contact your broker. See "The Tender Offer-Procedures for Accepting the Offer and Tendering Shares."

                                        2
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Q: WHAT DOES THE BOARD OF DIRECTORS THINK OF THE OFFER?

A: The Board of Directors has not determined whether the Offer is in the best interests of the unaffiliated shareholders of the Company. Neither the Board of Directors nor the Company makes any recommendation as to whether you should tender or refrain from tendering your shares or makes any recommendation regarding whether you should tender or refrain from tendering your shares. See "Special Factors-Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer", "Special Factors-Position of the Board of Directors" and "Special Factors-Interests of Certain Persons in the Offer."

Q: WILL THE COMPANY CONTINUE AS A PUBLICLY-TRADED COMPANY?

A: No, following completion of the Offer, the Company intends to delist its common stock from NASDAQ and terminate the registration of its common stock under the Exchange Act, thus causing the Company to become a privately owned company. See "Special Factors-Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "The Tender Offer-Effect on the Market for the Shares; NASDAQ Listing and Exchange Act Registration."

Q: WITH WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A: If you have questions, you should contact Gregory T. Strzynski, the information agent for the offer, at (877) 725-7335.

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

                                  INTRODUCTION

     The Company hereby offers to purchase any and all of the outstanding shares of common stock of the Company, par value $.01 per share (the "Shares"), for a price of $1.00 per share (the "Purchase Price") net to seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Following completion of the Offer and due to the very small shareholder base and limited trading of the Shares and certain other factors described herein, the Company intends to delist the Shares from trading on the Nasdaq Small Cap Market, to terminate the registration of the Shares under the Securities Act of 1934, as amended (the "Exchange Act"), and, thus cause the Company to become a private company. The purpose of the Offer is to provide shareholders with liquidity for the Shares prior to delisting and deregistration.

     All of the Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer.

     As of September 1, 2005, there were (a) 48,399,771 Shares issued and outstanding, and (b) 2,000,000 Shares reserved for future issuance pursuant to outstanding stock options. Prior to the announcement of the Offer, there were approximately 230 holders of record as defined by Rule 12g5-1 of the Exchange Act.

     Although the Offer is being made to all holders of the Shares, the Continuing Shareholders (as defined below) have advised the Company that they do not intend to tender any of the Shares that they beneficially own pursuant to the Offer. See "Special Factors-Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," and "Special Factors-Interest of Certain Persons in the Offer." Donald J. Williamson and his wife and children (the "Continuing Shareholders") collectively and beneficially own 47,480,746 Shares which constitute approximately 98% of the aggregate number of Shares currently issued and outstanding. Mr. Williamson is both an officer and director of the Company.

     The Company believes that the public trading market for the Shares has historically been characterized by low prices and low trading volume. For these and other reasons, following completion of the Offer, the Company currently intends to delist the Shares from trading on Nasdaq and to terminate the registration of the Shares under the Exchange Act. The purpose of the Offer, therefore, is to provide the holders of the Shares with liquidity. See "The Tender Offer-Effect of the Offer on the Market for Shares; Nasdaq Listing and Exchange Act Registration."

     Following completion of the Offer, and if deemed desirable by the Company and the Continuing Shareholders, the Continuing Shareholders may consummate a Second-Step Transaction (as defined below) in the form of a short-form merger (depending upon the percentage of the Shares owned by the Continuing Shareholders following completion of the Offer) or some other form of corporate transaction (the merger or such other form of corporate transaction being the "Second-Step Transaction") in which all of the Shares not purchased in the Offer would be exchanged for the same amount of cash per share that would have been received had such Shares been tendered in the Offer. In the event that the Second-Step Transaction occurs, the difference between tendering the Shares that you beneficially own and not tendering the Shares that you beneficially own is that you will be paid earlier if you tender such Shares in the offer. If necessary, the Company would seek shareholder approval of the Second-Step Transaction in accordance with applicable laws. In the event that a Second-Step Transaction is consummated, the Continuing Shareholders would own the entire equity interest in the Company.

     The market for the Shares has historically been characterized by relatively low prices and low trading volumes. The market for the Shares provides limited liquidity for shareholders to liquidate or add to their investments and has made it difficult for the Company to attract institutional investors or research coverage. Additionally, because of the limited liquidity available, the Company has been unable to utilize the public equity capital markets effectively as a source of financing.

     There are considerable costs associated with being a publicly-traded company. In addition to the time expended by the Company's management, the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable.

     The reporting requirements of publicly-traded companies can lead to disclosure of sensitive information, including financial information and contractual agreements, which may result in a competitive disadvantage in the marketplace.

     The Company currently has a small shareholder base for a publicly-traded company. The number of holders of record of the Company is significantly less than the 300 minimum that is required for continued filing of periodic reports and other information pursuant to the Exchange Act.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 1 of the Letter of Transmittal, transfer taxes in connection with the tender of the Shares pursuant of the Offer. The Company will pay all fees and expenses incurred in connection with the Offer, including the fees and expenses of Registrar & Transfer Company, which is acting as depositary (the "Depositary"). The Offer provides shareholders who are considering a sale of all or a portion of the Shares beneficially owned by such shareholder the opportunity to sell the Shares for cash at the Purchase Price without, with respect to the Shares tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. See "The Tender Offer-Acceptance for Payment and Payment for Shares."

     THE BOARD OF DIRECTORS OF THE COMPANY, OTHER THAN MR. WILLIAMSON WHO HAS REFRAINED FROM DISCUSSING, EVALUATING AND VOTING ON THE OFFER, HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE ITS, HIS OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS, OTHER THAN THE CONTINUING SHAREHOLDERS, INTEND TO TENDER THE SHARES HELD BY THEM PURSUANT TO THE OFFER.

     The Company has filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act an Issuer Tender Offer Statement on Schedule TO ("Schedule TO"). The term "Expiration Date" means 5:00 P.M., Eastern Time, on October 21, 2005, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. See "The Tender Offer- Terms of the Offer; Expiration Date."

     The Purchase Price will be paid to tendering shareholders, net in cash, without interest thereon, for all of the Shares tendered. Tendering shareholders who hold the Shares in their own name and who tender the Shares beneficially owned by them directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 1 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by the Company pursuant to the Offer. Shareholders holding the Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender the Shares through the brokers or banks and not directly to the Depositary. ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "The Tender Offer-Certain Federal Income Tax Consequences."

     On September 15, 2005, the closing sales price of the Shares on NASDAQ was $.50 per share. See "The Tender Offer-Price Range of Shares; Dividends."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

     Background of the Offer. The Shares have remained very thinly traded and have provided little liquidity for the Company's shareholders, particularly those shareholders with larger equity positions in the Company. In addition, because of the low trading volume and the illiquidity of the Shares, the Company has been unable to utilize the Shares effectively as a source of financing. For these reasons, the Company has been unable to realize the principal benefits of being a publicly-traded company.

     After the enactment of the Sarbanes-Oxley Act, the Board of Directors also believes that there are considerable costs and detriments to the Company in remaining a publicly-traded company. In addition to the time expended by the Company management, the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable. Additionally, the Company's management believes that required public disclosures under the Exchange Act give its competitors, some of which are not publicly-traded companies, certain information and insights about the Company that may help such competitors in competing against the Company.

     On July 14, 2005, the Board of Directors met to discuss the continuing prospects of the Company as a publicly-traded company The Board of Directors discussed the fact that the Company was not participating in many of the benefits of being a publicly-traded company. The Board of Directors noted that the future plans of the Company did not contemplate growing the Company to the extent that the public markets would demand and that the Company was not interested in issuing stock to raise additional capital at existing prices. The Board of Directors also discussed the downsides of being public, including the cost of legal, accounting and other fees associated with remaining a publicly-traded company and the competitive disadvantage of being required to disclose financial results and contractual agreements. As a result of such discussion, the Board of Directors concluded that the management of the Company should begin an investigation into the possibility of a going private transaction. In addition, the Company's legal counsel discussed the process involved in a going private transaction and explained the fiduciary obligations of the Board of Directors in connection with such a transaction. The Board of Directors discussed general timing concerns and strategies with respect to a going private transaction. The Board of Directors also discussed the various structures of a going private transaction and concluded that the Company should initiate a tender offer for all of the Shares. Mr. Williamson informed the Board of Directors that neither he nor the other Continuing Shareholders planned to tender their Shares in the event that the Company initiated such a tender offer. The Board of Directors then discussed the potential conflict of interest involving Mr. Williamson. The Board of Directors authorized management to continue pursuing the transaction. In light of Mr. Williamson's significant ownership interest, the Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for the purpose of negotiating the Offer or preparing a report concerning the fairness of the Offer.

     Purpose of the Offer. The Board of Directors has determined that it is the best interests of the Company and its shareholders to terminate its status as a publicly-traded company by delisting the Shares from NASDAQ and terminating the registration of the Shares under the Exchange Act. Following completion of the Offer, there will likely be no public market for the Company's securities, and the Company will no longer be required to file periodic reports with the Commission. See "The Tender Offer-Effect of the Offer on the Market for the Shares; NASDAQ Listing and Exchange Act Registration." The purpose of the Offer is to provide shareholders with liquidity for the Shares prior to delisting and deregistration.

     The Continuing Shareholders, who own approximately 98% of the aggregate number of Shares currently issued and outstanding have advised the Company that they do not intend to tender any of the Shares beneficially owned by them in the Offer. The Offer, therefore, will enable the Continuing Shareholders to increase their proportionate ownership.

     Certain Effects of the Offer; Plans of the Company After the
Offer. Consummation of the Offer and, if deemed desirable by the Company and the Continuing Shareholders, the Second-Step Transaction will permit the Continuing Shareholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in the Company. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and increases, if any, in the Company's value. Additionally, the Continuing Shareholders will bear the risk of any decrease in the value of the Company. See "Special Factors-Interests of Certain Persons in the Offer."

     The Second-Step Transaction could be implemented through a short-form or long-form merger or some other form of corporate transaction. Under the Michigan Business Corporation Act ("MBCA") shareholder approval will not be required for a short-form merger, because a shareholder owns at least 90% of each of the Company and the entity into which the Company would be merged. Since the Continuing Shareholders own 90% or more of the Shares that remain outstanding following completion of the Offer, a short-form merger may be effected, without a vote of the Company's shareholders. It is likely that the consideration payable to the public shareholders in the Second-Step Transaction would be cash in an amount equal to the Purchase Price. See "Special Factors-Rights of Shareholders in the Event of the Second-Step Transaction."

     Following completion of the Offer the Company will delist the Shares from trading on NASDAQ and will terminate the registration of the Shares under the Exchange Act. As a result, there will be no publicly-traded equity securities of the Company outstanding, and the Company will no longer file periodic reports with the Commission. The Company will become a private company, and the Continuing Shareholders will succeed to a more dominant equity interest in the Company and may acquire any remaining equity interest in the Company by causing the Company to affect the Second-Step Transaction. After the Second-Step Transaction, in the event that it is initiated, there will be no public shareholders of the Company. See "The Tender Offer-Effect of the Offer on the Market for the Shares; NASDAQ Listing and Exchange Act Registration."

     Reversion of the Company to private ownership will eliminate the substantial time and costs, both general and administrative, attendant to maintaining the Company's status as a reporting company under the Exchange Act. In addition to expending the time of its management, the Company incurs significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. The Company estimates that its total out-of-pocket expenses associated with maintaining its public status are approximately $500,000 per year. These costs include review of periodic reports to the Commission (such as Forms 10-K and Forms 10-Q), legal and accounting fees relating to such matters, annual fees for the Company's transfer agent, fees relating to the listing of its common stock on NASDAQ, directors' fees and costs associated with communications with shareholders. These costs do not include the salaries and time of employees of the Company who devote attention to these matters. Additionally, the Company's management believes that required public disclosures under the Exchange Act may have given its competitors, some of which are not similarly burdened, certain information and insights about the Company's operations that may have helped them in competing with the Company.

     The Shares purchased in the Offer will return to the status of authorized but unissued shares of capital stock of the Company and may be reissued from time to time as determined by the Board of Directors. The Company has no current plans for the issuance of the Shares repurchased pursuant to the Offer.

     The Continuing Shareholders have advised the Board of Directors that, assuming completion of the Offer, they have no present intention of causing the Company to change its fundamental business, to sell or otherwise dispose of the Company or all or any material part of its business, or to merge, liquidate or otherwise wind-up its business. Nevertheless, the Continuing Shareholders may initiate a review of the Company and its assets, corporate structure, capitalization, tax status, operations, properties and personnel to determine what changes, if any, would be desirable following completion of the Offer to enhance the operations of the Company.

     The Company anticipates that, following completion of the Offer, the Continuing Shareholders will cause the Company to change the composition of the Board of Directors to include only certain of the Continuing Shareholders as well as other officers of the Company. The persons who are presently officers of the Company likely will continue in their same positions following completion of the Offer and, if deemed desirable by the Company and the Continuing Shareholders, the Second-Step Transaction. Regardless of whether any of the Shares are purchased in the Offer, the Continuing Shareholders are able to control all matters requiring approval of the Company's shareholders, including the election of directors.

2.  RIGHTS OF SHAREHOLDERS IN THE EVENT OF THE SECOND-STEP TRANSACTION

     No dissenters' rights are available in connection with the Offer. In the event that the Second-Step Transaction is implemented, however, the shareholders who have not tendered the Shares beneficially held by them may have certain rights to dissent and receive the fair value of such Shares. Copies of the relevant sections of the MBCA regarding dissenters' rights are attached hereto as Schedule II.

     If a dissenting shareholder exercises such rights in connection with the Second-Step Transaction, and if the Company and such shareholder are unable to agree on the fair value of the Shares, a court would determine the fair value of the Shares as of the day immediately prior to the effective date of the Second-Step Transaction. The fair value of the Shares would be paid in cash to such dissenting shareholder. In determining the fair value of the Shares, the court will take into account any and all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the Purchase Price paid in the Offer and the market value of the Shares, including, among other things, asset values and earnings capacity/ investment value. As such, the fair value determined in any appraisal proceeding could be equal to, or more or less than, the Purchase Price in the Offer or the price paid in the Second-Step Transaction.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTIONS 762 AND 767 OF THE MBCA INCLUDED IN SCHEDULE II ATTACHED HERETO. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE RELEVANT MBCA SECTIONS.

3.  POSITION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE OFFER

     Position of the Board of Directors. On July 14, 2005, the Board of Directors, acting without Mr. Williamson, by unanimous vote, approved the Offer. The Board of Directors, however, did not determine whether the Offer is fair to, and in the best interests of, the unaffiliated shareholders of the Company. The Board of Directors does not make any recommendation to shareholders regarding whether to tender or retrain from tendering the Shares beneficially held by them. Each shareholder must make its, his or her own decision regarding whether to tender Shares and, if so, how many Shares to tender. The Offer is being made to all holders of the Shares, including directors and officers of the Company. The Company has been advised that all of the directors and officers of the Company, other than Mr. Williamson intend to tender the Shares held by them in the Offer.

4.  INTERESTS OF CERTAIN PERSONS IN THE OFFER

     In considering the Offer and the fairness of the consideration to be received in the Offer, shareholders should be aware that certain officers and directors of the Company have interests in the Offer that are described below. Their interests may present them with certain actual or potential conflicts of interest.

     As of the date of the Offer, the Continuing Shareholders beneficially owned 47,480,746 Shares which constitute 98% of the aggregate number of Shares currently issued and outstanding. The Continuing

Shareholders own more than a majority of the Shares and, acting together, are able to control all matters requiring approval of the Company's shareholders, including the election of directors and the approval of any Second-Step Transaction. Mr. Williamson is a director and executive officer of the Company. The Board of Directors is aware of these actual and potential conflicts of interest and has considered them along with the other matters described under "Special Factors-Position of the Board of Directors, Fairness of the Offer" and "Special Factors-Beneficial Ownership of Shares."

     Mr. Williamson has advised the Company that the Continuing Shareholders do not intend to tender any of the Shares beneficially held by them pursuant to the Offer. If the Company purchases 919,025 Shares pursuant to the Offer, then the Continuing Shareholders would beneficially own 100% of the Shares immediately after the Offer.

     As of the date of the Offer, directors and executive officers other than Continuing Shareholders beneficially own 8,643 Shares. These directors and executive officers have advised the Company that they intend to tender the Shares held by them in the Offer.

     Except as described herein, based on the Company's records and on information provided to the Company by its directors and executive officers, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, or any associates or affiliates of any of the foregoing, has effected any transactions involving the Shares during the 60 business days prior to the date hereof. Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     Section 561 of the MBCA permits corporations organized under the laws of the state of Michigan to indemnify their officers and former officers, directors and former directors, members and former members of committees appointed or designated by the board of directors, and employees and former employees, under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company has included a section in its Bylaws to provide for such indemnification, in accordance with the terms and conditions of Section 561 of the MBCA. Section 209 of the MBCA provides that a corporation's articles of incorporation may include, and the Company's articles of incorporation, as amended, do in fact include, a provision that eliminates or limits the personal liability of its directors to the corporation or its shareholders for money damages for breach of fiduciary duty as a director except: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 551 of the MBCA, as amended; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the provision in the articles of incorporation eliminating or limiting liability becomes effective. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons.

5.  BENEFICIAL OWNERSHIP OF SHARES

     The following table shows the number of the Shares beneficially owned as of September 1, 2005, by each person or entity known to the Company who beneficially owns more than 5% of the Shares:

NAME AND ADDRESS OF                  AMOUNT OF BENEFICIAL                                      PERCENTAGE OF
BENEFICIAL OWNER OF COMMON STOCK(1)       OWNERSHIP          NATURE OF BENEFICIAL OWNERSHIP        CLASS
-----------------------------------  --------------------    ------------------------------    -------------
Maureen C. Cronin.................         2,343 shares     Sole voting and investment power          *
Ted M. Gans.......................             0 shares     Sole voting and investment power          *
Eric Hipple.......................             0 shares     Sole voting and investment power          *
Ronald J. Rolak...................         6,300 shares     Sole voting and investment power          *
Gregory T. Strzynski..............             0 shares     Sole voting and investment power          *
Donald J. Williamson..............    47,480,746 shares     Sole voting and investment power       98.1%
Directors and Officers as a
  group...........................    47,489,389 shares     Sole voting and investment power       98.1%

---------------

 *  Does not exceed 1%.

(1) The address of all of the above beneficial owners is as follows:

     c/o Sports Resorts International, Inc.
     951 Aiken Road
     Owosso, MI 48867

     Unless otherwise indicated, each person or entity included in the table has sole voting and investment power as to the Shares shown. The Shares "beneficially owned" by a person or entity are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission and, accordingly, may include the Shares owned by or for, among others, the spouse, children or certain other relatives of such person. The same Shares may be beneficially owned by more than one person.

6.  FEES AND EXPENSES

     The following is an estimate of fees and expenses incurred or to be incurred in connection with the Offer. The Company will be responsible for paying all such fees and expenses. See also "The Tender Offer-Fees and Expenses."

Legal Fees..................................................  $75,000
Printing and Mailing........................................  $ 7,000
Filing Fees.................................................  $   110
Depositary Fees.............................................  $15,000
Accountant's Fees...........................................  $20,000
Miscellaneous...............................................  $ 5,000

                                THE TENDER OFFER

I.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment and pay for all of the Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with "The Tender Offer-Withdrawal Rights" at the Purchase Price of $1.00 per share, net to the seller in cash, without interest thereon. The Expiration Date of the Offer is 5:00 P.M., Eastern Time, on October 21, 2005, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, at its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer-Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all of the Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer-Withdrawal Rights."

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to terminate the Offer and not accept for payment any of the Shares upon the occurrence of any of the conditions specified in "The Tender Offer-Certain Conditions of the Offer," and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(1) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any of the Shares upon the occurrence of any of the conditions specified in "The Tender Offer-Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e- 3( e)(2), 13e-4( e )(2) and 13e-4(1) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

     If the Company makes a material change in the terms of the Offer or other information concerning the Offer, or waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(1) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

     If, prior to the Expiration Date, the Company should decide to decrease the number of the Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of the Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of the Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 A.M. through 5:00 P.M., Eastern Time.

     Pursuant to Rule 14d-11, under the Exchange Act, the Company may, subject to certain conditions, provide a subsequent offering period of three to twenty business days in length following the purchase of the Shares on the Expiration Date (the "Subsequent Offering Period"). The Company currently has no intention to provide a Subsequent Offering Period but reserves the right to provide for one in the event that the Continuing Shareholders own less than 100% of the Shares following expiration of the initial offer period. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of the Shares in the Offer, during which shareholders may tender the Shares that had not been purchased in the Offer. A Subsequent Offering Period is not an extension of the Offer that already will have been completed. In the event the Company decides to provide for a Subsequent Offering Period, it will notify the shareholders by means of a public announcement.

     During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Company will promptly purchase and pay for any of the Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Company may provide a Subsequent Offering Period so long as, among other things, (i) the initial twenty business day period of the Offer has expired;
(ii) the Company offers the same form and amount of consideration for the Shares in the Subsequent Offering Period as in the Offer; (iii) the Company accepts and promptly pays for all of the Shares tendered during the Offer prior to the Expiration Date; (iv) the Company announces the results of the Offer, including the approximate number and percentage of the Shares deposited in the Offer, no later than 9:00 A.M., Eastern Time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and (v) the Company immediately accepts and promptly pays for the Shares as they are tendered during the Subsequent Offering Period. In the event the Company elects to extend the Subsequent Offering Period, the Company will notify the shareholders consistent with the requirements of the Commission.

     PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO THE SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD. THE PURCHASE PRICE WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE SUBSEQUENT OFFERING PERIOD.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of the Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing. The Company has not made any provision in connection with the Offer to grant unaffiliated shareholders access to the Company's files or to obtain counselor appraisal services at the expense of the Company.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and pay for (and thereby purchase) all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Company in its sole discretion, which determination will be final and binding. See "The Tender Offer-Terms of the Offer; Expiration Date" and "The Tender Offer-Certain Conditions of the Offer."

     Upon the terms and subject to the conditions of the Offer promptly after, the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver, of the conditions to the Offer, set forth in "The Tender, Offer,-Certain Conditions of the Offer," the Company will accept for payment and pay a Purchase Price of $1.00 per share for any and all of the Shares properly tendered and not properly withdrawn. Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, the Shares in order, to comply in whole or in part with any applicable law.

     In all cases, payment for the Shares tendered and accepted for payment pursuant to the Offer, will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares to the Depositary at Registrar & Transfer Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer-Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and
(iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer the Company will be deemed to have accepted for payment (and thereby purchased) the Shares properly and validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for the Shares accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Depository, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the Purchase Price be paid, regardless of any delay in making such payment.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of the Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if Shares not purchased are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, or the other person), payable on account of the transfer of the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer, taxes, or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     In order for a holder of Shares to properly and validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must he received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     SHAREHOLDERS WHO HOLD THE SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER THE SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACIL-

ITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book -- Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares to the Depositary at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where the Shares are tendered
(i) by a registered holder of the Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned to a person other than the registered holders, then the Share Certificate must be endorsed or accompanied by appropriate stock power, in either case signed exactly as the name(s) of the registered holders appear on the Share Certificate, with the signature(s) on such Share Certificate or stock power guaranteed by an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholders Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          a. such tender is made by or through an Eligible Institution;

          b. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company is received prior to the Expiration Date by the Depositary as provided below; and

          c. the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for the Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the number of the Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of the Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its legal counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any of the Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of the Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Board of Directors of the Company, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Lost, Destroyed or Stolen Certificates. If any certificates for the Shares have been lost, destroyed or stolen, shareholders should contact the Depositary immediately at the address and telephone number set forth on the Letter of Transmittal. In such event, the Depositary will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The Purchase Price with respect to the relevant Shares will not be paid until the procedures for replacing lost, destroyed or stolen certificates have been followed.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Company as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Company (and with respect to any and all of the Shares or other securities issued or issuable in respect of such Shares on or after September 21, 2005). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF THE SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE "TENDER
OFFER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND INSTRUCTION 6 OF THE LETTER OF TRANSMITTAL.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) the shareholder has a "net long position" (as defined in

Rule 14e-4 under the Exchange Act (Rule 14e-4")) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4, and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) the Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise, and (z) will deliver or cause to he delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 40 business days following the commencement of the Offer. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If the Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer-Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including the time of receipt) or any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Board of Directors of the Company, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer-Procedures for Accepting the Offer and Tendering Shares."

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of the Shares by shareholders pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the Internal Revenue Service. The federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances.

     Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of the Shares pursuant the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in the Company, or
(iii) is "not essentially equivalent to a dividend" with respect to the shareholder. If any of those three tests is satisfied, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholders tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares are held for more than one year. If a shareholder is a certain type of entity or individual (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign shareholders and shareholders who acquired their Shares upon the exercise of options or otherwise as compensation) such shareholder may be subject to special rules not discussed below.

     Net capital gain recognized by an individual upon the sale of, or otherwise attributable to, a capital asset that has been held for more than one year will generally be subject to tax at a rate not to exceed 20%. Capital gain recognized from the sale of, or otherwise attributable to, a capital asset held for one year or less will be subject to tax at the ordinary income tax rates. Currently, the highest ordinary federal income tax rate is 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. The deductibility of capital losses by individuals and corporations is subject to certain limitations.

     In determining whether any of the tests under Section 302 of the Code are satisfied, shareholders must take into account not only the Shares they actually own, but also any Shares they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Code. Pursuant to those constructive ownership rules, a shareholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities, and any Shares that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security. The receipt of cash will be "substantially disproportionate" with respect to a shareholder if, among other things, the percentage of the Shares actually and constructively owned by the shareholder immediately following the sale of the Shares pursuant to the Offer (treating as no longer outstanding all of the Shares purchased pursuant to the Offer) is less than (a) 80% of the percentage of the outstanding common stock actually and constructively owned by such shareholder immediately before the sale of the Shares pursuant to the Offer (treating as outstanding all of the Shares purchased pursuant to the Offer); and (b) 50% of the outstanding common stock following the sale of the Shares pursuant to the Offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

     The receipt of cash by a shareholder will result in a "complete redemption" of the shareholders interest in the Company if all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or otherwise if a shareholder's sale of stock would qualify as a complete redemption but for the Section 318 family attribution rules, the shareholder may, in some circumstances, waive the family attribution rules in accordance with Section 302(c) of the Code.

     Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test, such shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" if the shareholder's sale of the Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's proportionate interest in the Company.

     Whether a meaningful reduction has occurred and, therefore, whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon individual shareholders' facts and circumstances. Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should therefore consult their tax advisors as to its application in their particular situations.

     If none of the three tests under Section 302 of the Code is satisfied, then, to the extent the Company has sufficient earnings and profits, the tendering shareholder will he treated as having received a dividend includible in gross income (and taxable at ordinary income rates) in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer (without any offset for such shareholders tax basis in the Shares surrendered).

     In the case of a corporate shareholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if, among other things, the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of
Section 246A(c) of the Code. Generally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under
Section 1059(a) of the Code, in which case such corporate shareholder's tax basis in the Shares retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the shareholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of the Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the shareholder's adjusted tax basis only in the Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such Shares. Except as may otherwise be provided in applicable Treasury regulations, in the case of any redemption of stock which is not pro rata as to all shareholders, any amount treated as a dividend under the rules of Section 302 of the Code is treated as an extraordinary dividend without regard to the shareholder's holding period or the amount of the dividend. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

     "Backup withholding" at a rate 30% will apply to payments made to shareholders pursuant to the Offer unless the shareholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a shareholder under the backup withholding rules generally will be allowed as a refund or a credit against such shareholder's United States federal income tax liability, provided the required information is furnished to the IRS.

     To avoid the imposition of the backup withholding, shareholders who are U.S. persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and shareholders who are non-U.S. persons should submit to the Depositary Form W-8. Shareholders should consult their tax advisors to determine whether or not they will be treated as a U.S. person for purposes of backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed and principally traded on NASDAQ Small Cap Market under the ticker symbol "SPRI." The following table sets forth, for the periods indicated, the high and low closing sales prices per share reported on the
NASDAQ:

                                                              HIGH     LOW
                                                              -----   -----
Fiscal 2005
  First Quarter.............................................  $3.98   $2.31
  Second Quarter............................................  $3.38   $0.79
  Third Quarter (Through September 15, 2005)................  $ .58   $ .50
Fiscal 2004
  First Quarter.............................................  $5.05   $3.80
  Second Quarter............................................  $5.91   $3.51
  Third Quarter.............................................  $4.75   $3.65
  Fourth Quarter............................................  $3.74   $2.57
Fiscal 2003
  First Quarter.............................................  $8.21   $5.01
  Second Quarter............................................  $7.30   $3.90
  Third Quarter.............................................  $6.10   $3.86
  Fourth Quarter............................................  $6.03   $4.40

     On September 15, 2005, the closing sales price per share as reported on the NASDAQ was $.50 per share. Prior to the announcement of the Offer, there were approximately 230 holders of record, as defined by Rule 12g5-1 of the Exchange Act.

     The Company has never declared any cash dividends on the Shares and expects that for the foreseeable future it will follow a policy of retaining earnings in order to finance the continued development of its business. Payment of dividends is within the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements and operating and financial condition of the Company, among other factors.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

  GENERAL

     The Company is a Michigan corporation with its principal executive offices located at 951 Aiken Road, Owosso, MI 48867. The main telephone number of the Company is (989) 725-8354. The Company, through its subsidiaries manufactures bedliners for pickup trucks and operates a motor sports racing facility.

  FINANCIAL INFORMATION

     Set forth below is certain financial information relating to the Company for the periods indicated. The summary financial information for the six month periods ended June 30, 2005 and 2004 has been derived from the unaudited consolidated financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the same periods. The financial information for the six month periods ended June 30, 2005 and 2004 have not been audited and, in the opinion of management reflects all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such information. Results for the six month periods are not necessarily indicative of results for the full year. The summary financial information set forth below for the years ended December 31, 2004 and 2003 have been derived from the audited financial statements contained in the Company's Form 10-K for the year ended December 31, 2004. More comprehensive financial information is included in the Forms 10-Q and Form 10-K and other documents filed by the Company with the Commission which financial information is incorporated herein by reference. The Company's Form 10-Q and Form 10-K and other such documents may be examined and copies may be obtained form the offices of the Commission in the matter set forth below under "Available Information."

                                       SIX MONTHS ENDED               YEARS ENDED
                                           JUNE 30,                  DECEMBER 31,
                                   -------------------------   -------------------------
                                      2005          2004          2004         2003(1)
                                   -----------   -----------   -----------   -----------
                                          (UNAUDITED)                  (AUDITED)
Operations:
Operating revenues...............  $ 7,282,508   $10,441,851   $20,524,756   $22,741,823
Net (loss) income................  $  (766,732)  $  (446,624)  $(1,730,941)  $ 1,189,415
Basic and diluted (loss) earnings
  per share......................  $     (0.02)  $     (0.01)  $     (0.04)  $      0.02
Financial Condition:
Current assets...................  $ 9,713,593   $11,252,582   $ 8,210,821   $ 5,100,585
Current liabilities..............  $ 3,081,885   $ 3,194,092   $ 1,559,746   $ 1,959,873
Total assets.....................  $20,895,596   $23,295,563   $20,267,205   $22,497,608
Long-term debt...................  $   446,012   $   682,723   $   573,028   $   791,194

---------------

(1) Net income for 2003 includes an income tax benefit of $1,408,000.

  AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy materials distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities maintained by the Commission at 100 F. Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 100 F. Street, NE, Washington, D.C. 20549. These materials filed by the Company with the Commission are also available at the Commission's website http://www.sec.gov.

8.  FINANCING OF THE OFFER

     The total amount of funds required by the Company to consummate the Offer (and to pay related fees and expenses estimated to be approximately $122,110) assuming that all of the Shares not owned by the Continuing Shareholders are validly tendered and not withdrawn is approximately $1,041,135. The Company expects to finance the Offer from existing cash balances on hand. The Company does not have any alternative financing plans.

9.  DIVIDENDS AND DISTRIBUTIONS

     If on or after September 21, 2005, the Company declares or pays any dividends on the Shares or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance or other securities or the issuance of rights for the purchase of any securities) with respect to the Shares, that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "The Tender Offer-Certain Conditions of the Offer", (i) the Purchase Price per share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash, and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering shareholder to Depository for the account of the Company, accompanied by appropriate documentation of transfer.

10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION

     The purchase of the Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. If consummated, the Offer alone, or the Offer followed by the Second Step Transaction will result in a change in the capitalization of the Company.

     The Shares are currently traded on the NASDAQ-Small Cap Market under the ticker symbol SPRI. As of September 1, 2005, there were 48,399,771 Shares issued and outstanding and approximately 230 holders of record of the Shares and approximately 650 public shareholders as that term is defined by pursuant to NASDAQ guidelines.

     The Shares are currently registered under the Exchange Act, which requires among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The Company currently has 230 holders of record for purposes of the Exchange Act, which makes the Company eligible to deregister the Shares under the Exchange Act once the Shares are delisted from NASDAQ following completion of the Offer.

     The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, and requires that the Company's officers, directors and 10% shareholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and shareholders realized through purchase and sales of the Company's equity securities during any six month period may be recaptured by the Company. Except as disclosed in this section and elsewhere in this Offer to Purchase, the Company has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) any extraordinary corporate transaction, such as merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company, (iii) any material change in the present dividend policy or indebtedness or capitalization of the Company, (iv) any other material change in the Company's corporate structure or business, or (v) any change in the Company's articles of incorporation, as amended, bylaws or instruments corresponding thereto or any other actions that may impede the acquisition of control of the Company by any person.

     The Company anticipates that following completion of the Offer, the Continuing Shareholders will cause the Company to change the composition of the Board of Directors to include only Continuing Shareholders and certain executive officers of the Company. It is further anticipated that the persons who are presently executive officers of the Company will continue in there same positions following completion of the Offer and, it deemed desirable by the Company and the Continuing Shareholders, the Second Step Transaction.

11.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any of the Shares tendered pursuant to the Offer, and pay terminate or amend the Offer and may postpone the acceptance for payment of and payment for, the Shares tendered, if prior to the acceptance for payment of the Shares, any of the following conditions exist:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, shareholder or any other person domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the sole discretion of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries or materially impair the contemplated benefits of the Offer to the Company:

          (b) there shall have been threatened, pending or taken or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Company or any of its subsidiaries by any court or any authority, agency or tribunal that in the sole direction of the Company, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer,
     (ii) delay or restrict the ability of the Company or render the Company unable to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer, or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities, terrorist act or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could in the sole discretion of the Company, have a material adverse effect on the business, operations or prospects of the Company or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

          (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

          (e) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company and its subsidiaries that, in the sole discretion of the Company, may have a material adverse effect on the Company or its subsidiaries taken as a whole;

          (f) the members of the Board of Directors of the Company conclude, based on the advice of outside legal and financial advisors, as appropriate, that the exercise of their fiduciary duties require that the Offer be terminated.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances may not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted any time and from time to time.

12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of the Shares by the Company pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the acquisition of the Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. The Company does not currently intend, however, to delay the purchase of the Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Company's right to decline to purchase the Shares if any of the conditions in "The Tender Offer -- Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "The Tender Offer -- Certain Conditions of the Offer."

     Antitrust. Under the Hart -- Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Pre-Merger Division of the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by the Company pursuant to the Offer, however, is not subject to such requirements.

     State Takeover Laws. The Company is incorporated under the laws of the State of Michigan. The Company believes that the restrictions contained in the MBCA applicable to a "business combination" do not apply to the Offer and will not apply to the Second Step Transaction, if it occurs.

     The Company conducts limited business in several states in the United States, some of which have enacted takeover laws. The Company does not believe that any state takeover statutes apply to the offer and has not currently complied with any state takeover statute or regulation. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Second Step Transaction, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Second-Step Transaction, the Company may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Company may be unable to accept for payment any of the Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer and the Second-Step Transaction. In such case, the Company may not be obligated to accept for payment any of the Shares tendered. See "The Tender Offer -- Certain Conditions of the Offer."

     Litigation. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer or the possible Second-Step Transaction.

13.  FEES AND EXPENSES

     Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Shares pursuant to the Offer.

     The Company has asked Gregory T. Strzynski, the Company's Chief Financial Officer to act as Information Agent and Registrar & Transfer Company to act as Depositary in connection with the Offer. The

Information Agent may contact holders of the Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of the Shares pursuant to the Offer. Shareholders holding the Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender the Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of the Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

14.  MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     The Company has filed with the Commission a Tender Offer Statement on Schedule TO under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedules and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer -- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                   SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors

     The following table sets forth the names and ages of the members of the Board of Directors of the Company as of September 1, 2005 and the year in which they were first elected to the Board. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

     The Board of Directors presently consists of 5 members.

NAME AND ADDRESS(1)                                           AGE   DIRECTOR SINCE
-------------------                                           ---   --------------
Donald J. Williamson........................................  71         1995
Maureen C. Cronin...........................................  61         2000
Ted M. Gans.................................................  70         1995
Eric Hipple.................................................  48         2000
Ronald J. Rolak.............................................  57         1999

---------------

(1) The address for each director is 951 Aiken Road, Owosso, MI 48867, the address of the Company's principal executive offices.

     DONALD J. WILLIAMSON Mr. Williamson is the founder and a Director of the Company. He is also Chairman of the Board of Directors and Chief Executive Officer of the Company, as well as a director and officer of each of the Company's subsidiaries. Mr. Williamson was elected Mayor of the City of Flint, Michigan for a four-year term in November of 2003.

     MAUREEN C. CRONIN Ms. Cronin is a Director of the Company. She is a realtor/associate with Corcoran Group Real Estate in Palm Beach, Florida, a position she has held since January 2005. She is also an Investment Relations Manager with Steinberg Global Asset Management, Ltd. in Boca Raton, Florida, a position she has held since April of 2002. Additionally, Ms. Cronin also became Event Coordinator of the Robert F. Kennedy Foundation in Washington, D.C. in 2002. Previously, Ms. Cronin was an Investment Specialist with Charles Schwab & Company in West Palm Beach, Florida from 1995 to 2000. From 1994 to 1995, she served as Vice President of Ted Williams Family Enterprises in Citrus Hills, Florida. From 1991 to 1994, she served as a Financial Consultant and Broker with Salomon Smith Barney/Dean Witter, in Boston, Massachusetts.

     TED M. GANS Mr. Gans is a Director of the Company and a Director of Rugged Liner, Inc. Mr. Gans' principal occupation since 1965 has been as the President and Director of Ted M. Gans, P.C., a law firm in Bloomfield Hills, Michigan, of which he is the sole owner. Mr. Gans also serves as a Director of Patsy Lou Williamson Buick-GMC, Inc., a company wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson.

     ERIC HIPPLE Mr. Hipple is a Director of the Company. He is an associate for Outreach Education with the University of Michigan. Mr. Hipple is also a speaker and presenter for "MINDS" (Mental Illness Needs Discussions Sessions), an organization that works with teenagers and mental health issues that they face. He has been a Senior Account Representative at Rho-Mar Agency, an insurance agency located in Farmington Hills, Michigan. Mr. Hipple has also been an independent consultant to The Clio Agency, Inc., a company wholly owned by Donald J. Williamson, and also to Patsy Lou Williamson Buick-GMC, Inc., a company wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson.

     RONALD J. ROLAK Mr. Rolak is a Director of the Company. Mr. Rolak was the Development Director for the Powers Catholic High School Educational Trust Fund, in Flint, Michigan from 1986 to June 2003. From 1973 to 1986, Mr. Rolak was a high school instructor and a varsity football coach at Powers Catholic High

School. Mr. Rolak also serves as a director of a number of charitable organizations in Genesee County, Michigan.

Executive Officer

     The following table sets forth the names or the current executive officers of the Company, their ages and their positions in which they serve the Company

NAME AND ADDRESS(1)                                        AGE          POSITION
-------------------                                        ---   -----------------------
Gregory T. Strzynski.....................................  46    Chief Financial Officer

---------------

(1) The address for each executive officer is 951 Aiken Road, Owosso, MI 48867, the address of the Company's principal executive offices

     GREGORY T. STRZYNSKI Mr. Strzynski is the Chief Financial Officer of the Company. He joined the Company in August 1999. Mr. Strzynski was the Corporate Controller of Kitty Hawk International, Inc., formerly known as American International Airways, Inc., from 1993 to 1999. From 1990 to 1993, he served as Corporate Controller for United Solar Systems Corp., a joint venture research and development company between Energy Conversion Devices, Inc. and Canon, Inc. of Japan. From 1988 to 1989 he was Corporate Controller for Armada Products Company, an automotive supplier.

                                  SCHEDULE II

             SUMMARY OF SHAREHOLDER DISSENTER'S RIGHTS AND TEXT OF SECTIONS 762 AND 767 OF THE MICHIGAN BUSINESS CORPORATION ACT

             THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES FOR
       SHAREHOLDERS SEEKING DISSENTERS' RIGHTS PRESCRIBED BY SECTIONS 762
      AND 767 OF THE MICHIGAN BUSINESS CORPORATION ACT AND IS QUALIFIED BY
         THE FULL TEXT OF SECTIONS 762 AND 767 OF THE MICHIGAN BUSINESS
                       CORPORATION ACT AS SET FORTH BELOW

SUMMARY

     If the Second-Step Transaction is implemented through a short-form merger or long-form merger, holders of Shares that have not tendered their Shares in the Offer will have certain rights to dissent from the merger and obtain payment for the fair value of their Shares. In accordance with Section 764 of the MBCA, if the Second-Step Transaction is required to be approved by the shareholders of the Company, the Company must inform each shareholder in the meeting notice of the right to dissent, and provide copies of Sections 761-774 of the MBCA. Shareholders who are entitled to dissent and who wish to exercise dissenter's rights must file with the Company, before a vote on the Second-Step Transaction, a written notice of intent to demand the fair value of their Shares in the event the Second-Step Transaction is approved. Furthermore, if a shareholder vote is required, such shareholders must not vote their Shares in favor of the Second-Step Transaction. A shareholder that fails to satisfy the notice requirements to assert his or her dissenter's rights will not be entitled to payment pursuant to a claim of dissenter's rights

     After the Second-Step Transaction has been approved by the Board of Directors and, if necessary, the shareholders, the Company must deliver a written dissenters notice to all shareholders who have delivered to the Company, before the vote is taken, a notice of his or her intent to demand payment for his or her shares and who have not voted his or here shares in favor of the proposed action. The dissenters notice must be sent not later than 10 days after the corporate action and must provide all of the following:

          a) where the payment demand must be sent and where certificates for shares represented by certificates must be deposited;

          b) inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received;

          c) supply a form for the payment demand that includes the date of the first announcement to news media or shareholders of the terms of the proposed corporate action;

          d) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 or more than 60 days after the date the dissenter's notice is delivered.

             A shareholder sent a dissenter's notice must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required in the dissenter's notice and deposit his or her shares in accordance with the terms of the notice. A shareholder who demands payment and deposits his or her share certificates as required by the dissenter's notice retains all other rights of a shareholder until these rights are canceled or modified. A shareholder who does not demand payment or deposit his or here share certificates where required in accordance with the terms of the notice, is not entitled to payment for his or her shares.

                       MICHIGAN BUSINESS CORPORATION ACT
                              SECTIONS 762 AND 767

450.1762  RIGHT OF SHAREHOLDER TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Sec. 762. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

          (d) An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

          (e) A transaction giving rise to a right to dissent pursuant to section 754.

          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (g) The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

     (2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

          (a) Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

          (b) A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the merger of any combination thereof.

          (c) A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination thereof.

          (d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereto

     (3) A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1767 DUTIES OF SHAREHOLDER SENT DISSENTER'S NOTICE; RETENTION OF RIGHTS; FAILURE TO DEMAND PAYMENT OR DEPOSIT SHARE CERTIFICATES.

Sec. 767. (1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2) (c), and deposit his or her certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.